EXHIBIT 10.37

November 15, 2010

Mr. Brown F. Williams

16 Sheridan Street

Boston, MA 02130

Dear Brown:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation of employment from Evergreen Solar, Inc. (“Evergreen Solar”).1

The Transition Pay and Benefits described below are contingent on your agreement to and compliance with the provisions of this Agreement, including your signing of this Agreement, and your written re-affirmation (by execution of the document attached hereto as Exhibit A) of the release of claims at the time of your termination of employment from Evergreen Solar.

1. Special Employment. Contingent upon your execution of this Agreement, effective November 15, 2010, you will become a Special Employee of Evergreen Solar, and you shall continue in that capacity until March 31, 2011 (the “Separation Date”). The period from November 15, 2010 to the Separation Date shall be referred to as the “Special Employment Period”). During the Special Employment Period you shall, in a positive and constructive manner, perform any assigned tasks and otherwise assist Evergreen Solar in the transition of work in connection with any of the duties you have performed at Evergreen Solar, or otherwise perform any specific project assigned to you by Evergreen Solar. However, absent a specific request from Evergreen Solar, you will not be required to be present at Evergreen Solar or otherwise perform work for Evergreen. During the Special Employment Period, you shall (i) continue to receive your base bi-weekly salary of Thirteen Thousand Dollars and No Cents ($13,000.00), subject to all ordinary payroll taxes and withholdings, in accordance with Evergreen Solar’s payroll policies and procedures; (ii) continue your participation in Evergreen Solar’s employee insurance benefits programs, but only to the extent that you currently participate in such programs and remain eligible under any applicable plan document(s), and (iii) remain eligible for an Q-4 2010 bonus, to the extent that such a bonus is paid as part of the 2010 bonus plan. You acknowledge that you are not nor shall

1.	Except for the obligations set forth in Section 1 which shall be solely the obligations of Evergreen Solar, Inc., whenever the term Evergreen Solar is otherwise used in this Agreement (including, without limitation, Section 7), it shall be deemed to include Evergreen Solar Inc. and any and all of its divisions, affiliates and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns.

you be eligible any bonus that may be awarded relating to a time period after Q-4 2010, including the period of time during Q-1 2011 when you are a Special Employee of Evergreen Solar.

2. Transition Pay and Benefits. If you (i) do not rescind this Agreement as set forth in Section 7 below, and (ii) provide the reaffirmation at set forth in Section 8 below, then Evergreen Solar will provide you with the following Transition Pay and Benefits in exchange for the mutual covenants set forth in this Agreement. Such Transition Pay and Benefits shall include:

(i)	continuation of your base bi-weekly salary of Thirteen Thousand Dollars and No Cents ($13,000.00), subject to all ordinary payroll taxes and withholdings, in accordance with Evergreen Solar’s payroll policies and procedures (the “Bi-weekly Payment”), such salary continuation to commence on the first regularly scheduled payroll date following the Separation Date of this Agreement to continuing through December 31, 2011 (the “Transition Period”); and

(ii)	providing that you remain eligible under the provisions of Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), commencing on April 1, 2011 and continuing through December 31, 2011 (the “COBRA Continuation Period”), and upon completion of the appropriate forms, Evergreen shall continue your participation in Evergreen Solar’s group medical and dental insurance plans to the same extent that such insurance is provided to persons employed by Evergreen Solar (including your contribution to the medical and dental insurance premiums, which shall be deducted from your salary continuation set forth in (i) above). After December 31, 2011 you will have the right, at your sole expense, to continue your participation in such plans. The “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date. Notwithstanding the foregoing, should you enroll in an alternative medical and/or dental plan, your COBRA Continuation Period shall end as of the date of such enrollment.

3. Unemployment Insurance. Evergreen Solar agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits as a result of the cessation of your employment from Evergreen Solar, and further agrees that it will not take a position that would interfere with your ability to obtain unemployment benefits as a result of the cessation of your employment with Evergreen Solar. You acknowledge that any decision regarding eligibility for and amounts of unemployment benefits are made by the Commonwealth of Massachusetts, not by Evergreen Solar.

4. Acknowledgements. You acknowledge and agree that this Agreement and the pay and benefits to be provided to you are not intended to, and shall not constitute a severance plan and shall confer no benefit on anyone other than Evergreen Solar and you. You acknowledge and agree that the pay and benefits provided for herein are not otherwise due or owing to you under any employment agreement (oral or written) or any Evergreen Solar policy or practice. You further acknowledge that except for (i) any unpaid regular wages (including accrued and unused vacation) earned through the Separation Date, which shall be paid on or about the Separation Date, and (ii) any vested monies due to you pursuant to Evergreen Solar’s 401(k) savings plan and pension plan, you have been paid and provided all wages, vacation pay, holiday pay, bonus, and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment or separation of employment with Evergreen Solar.

5. Stock Options/Restricted Stock. You will be entitled to exercise only those stock options and/or restricted shares of stock granted under the Evergreen Solar 2000 Incentive Stock Option Plan as amended, that are vested as of the Separation Date, and only in accordance with the terms and conditions of the applicable plan. Any stock options and shares of restricted stock that are unvested as of the Separation Date will revert to Evergreen Solar on the Separation Date. A summary of stock options outstanding issued to you is attached hereto as Exhibit B. Except for those options reflected in Exhibit B, you acknowledge and agree that you do not now have, and will not in the future have, rights to vest in any other stock options under any stock option plan (of whatever name or kind) that you participated in or were eligible to participate in during your employment with Evergreen Solar.

6. Confidentiality; Non-Disparagement/Cooperation. You will promptly return to Evergreen Solar all property and documents of Evergreen Solar in your custody and possession on or before the Separation Date. You hereby reaffirm your obligations set forth in the Assignment of Invention, Non-Disclosure and Noncompetition Agreement dated August 3, 2007 between Evergreen Solar and you, which agreement is incorporated herein by reference and attached hereto as Exhibit C. You further agree to abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of Evergreen Solar’s trade secrets and/or confidential and proprietary documents and information.

You agree that all information relating in any way to the subject matter of this Agreement, including the existence and provisions of this Agreement, will be held confidential by you and will not be publicized or disclosed to any person (other than an immediate member of your family or your legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations), other than a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law. You further agree that you will not make any statements that are disparaging about or adverse to the business interests of Evergreen Solar or which are intended to harm the reputation of Evergreen Solar including, but not limited to, any statements that disparage any product, service, finances, capability or any other aspect of the business of Evergreen Solar.

Also, during the period of time that you are receiving Transition Pay and Benefits, you agree to make yourself available to Evergreen Solar, upon reasonable notice (either by telephone or, if Evergreen Solar believes necessary, in person) to assist Evergreen Solar in any matter relating to the services performed by you during your employment with Evergreen Solar including, but not limited to, transitioning your duties to others at Evergreen Solar. During the Transition Period and thereafter you further agree to cooperate fully with Evergreen Solar in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of Evergreen Solar, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (in a manner that does not unreasonably interfere with any employment obligations you may have) to speak or meet with Evergreen Solar to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting Evergreen Solar.

Your breach of this Section 6 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Evergreen Solar, will entitle Evergreen Solar to recover any monies paid to you or expended on your behalf under Section 2 of this Agreement.

7. Release of Claims/OWBPA. You hereby acknowledge and agree that by signing this Agreement and accepting the Transition Pay and Benefits provided for in this Agreement, you are waiving your right to assert any form of legal claim against Evergreen Solar (as defined in footnote no. 1 to this Agreement) of any kind whatsoever from the beginning of time through and including the Separation Date. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Evergreen Solar seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Evergreen Solar up through and including the Separation Date. You understand that there could be unknown or unanticipated Claims resulting from your employment with Evergreen Solar and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

Without limiting the foregoing general waiver and release, you specifically waive and release Evergreen Solar from any Claims arising from or related to your employment relationship with Evergreen Solar or the termination thereof, including without limitation: (i) Claims under any state (including, without limitation, Massachusetts or any other state where you worked for Evergreen Solar) or federal discrimination (including but not limited to the Age Discrimination in Employment Act and Title VII of the Civil Rights Act of 1964), fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement); (ii) Claims under any other state (including, without limitation, Massachusetts or any other state where you worked for Evergreen Solar) or federal employment related statute, regulation or executive order (as they may have been amended through the date on which you sign this Agreement) relating to wages, hours or any other terms and conditions of employment; (iii) Claims under any state (including, without limitation Massachusetts or any other state where you worked for Evergreen Solar) or federal common law theory; and (iv) any other Claim arising under other state or federal law.

You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the pay and benefits provided for in this Agreement.

Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (OWBPA), which prohibits discrimination on the basis of age. The release set forth in this Section 7 is intended to release any rights you may have against Evergreen Solar alleging discrimination on the basis of age. Consistent with the provisions of OWBPA, you have 21 days (or until December 6, 2010) to consider and accept the provisions of this Agreement. In addition, you may rescind your assent to this Agreement if, within seven days after the date you sign this Agreement, you deliver a written notice of rescission to me. To be effective, such notice of rescission must be postmarked, and sent by certified mail, return receipt requested, or delivered in-hand within the seven-day period to Gary Pollard at Evergreen Solar, 138 Bartlett Street, Marlborough, MA 01752. On the eighth day following your execution of this Agreement it will become final and binding on all parties.

Consistent with federal discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit Evergreen Solar’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or Evergreen Solar’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal discrimination laws.

8. Miscellaneous. Except as expressly provided for herein (e.g., your obligations set forth in the agreement attached hereto as Exhibit A), this Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement between Evergreen Solar and you in respect of your separation from Evergreen Solar. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by Evergreen Solar and you. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts and shall take effect as an instrument under seal within the Commonwealth of Massachusetts. The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from Evergreen Solar, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and separation of your employment, and (ii) the terms and provisions of this Agreement or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction. Both parties acknowledge that the venue shall exclusively lie in the Commonwealth of Massachusetts and that material witnesses and documents would be located within the Commonwealth of Massachusetts. Both parties further agree that any such action, demand, claim or counterclaim shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

It is Evergreen Solar’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel. Further, by executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel, that your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress and that neither Evergreen Solar nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties, and their successors and assigns and shall be binding upon and inure to the benefit of their respective successors and assigns, and your heirs and personal representatives.

This Agreement shall be effective on the eighth (8th) day following your signing of this Agreement, at which time it shall become final and binding on all parties.

If the foregoing correctly sets forth our arrangement, please sign, date and return the enclosed copy of this Agreement to me.

Very truly yours,

Gary T. Pollard
Vice President – Human Resources

Accepted and Agreed To:

/s/ Brown Williams
Brown Williams

Dated:	November 15, 2010

Exhibit A

I hereby reaffirm in its entirety the provisions of the Separation Agreement with Evergreen Solar dated November 15, 2010 signed by me including, without limitation, the release of claims contained in Section 7 of the Separation Agreement.

Brown Williams

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